Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this registration statement of Community Trust Bancorp, Inc. (the “Corporation”) on Form S-8 of our reports dated March 9, 2007, on our audit of the consolidated financial statements of the Corporation as of and for the year ended December 31, 2006, and our report dated March 9, 2007, on our audit of the internal control over financial reporting of the Corporation as of December 31, 2006 which reports are included in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2006.
/s/ BKD LLP
Louisville, Kentucky
August 17, 2007